Exhibit 99.2

Boulevard Acquisition Corp. II Completes $350 Million Initial Public Offering

New York, NY, September 25, 2015 - Boulevard Acquisition Corp. II (the “Company”) (NASDAQ: BLVDU) announced today the closing of its initial public offering of 35,000,000 units at $10.00 per unit for gross proceeds to the Company of $350,000,000.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business industry or sector.

The units are listed on The NASDAQ Capital Market under the symbol “BLVDU” and began trading on September 22, 2015. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant. Each whole warrant will entitle the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share and only whole warrants will be exercisable. The Company has granted the underwriters a 45 day option to purchase up to 5,250,000 additional unites to cover overallotments, if any.  Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be listed on the Nasdaq Capital Market under the symbols “BLVD” and “BLVDW”, respectively.

The Company’s sponsor is Boulevard Acquisition Sponsor II, LLC, an affiliate of Avenue Capital Group, which is an established global alternative investment firm with approximately $13.9 billion in assets under management, as of July 31, 2015.

Citigroup acted as the sole book-runner for the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on Monday, September 21, 2015. This offering is being made only by means of a prospectus, copies of which may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Information Concerning Forward-Looking Statements:

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Boulevard Acquisition Corp. II expects or anticipates will or may occur in the future are forward-looking statements. These statements are subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of Boulevard Acquisition Corp. II. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Boulevard Acquisition Corp. II disclaims any obligation to update or revise any forward-looking statements after the date of this release, except as may be required by law.

Contact on Behalf of Boulevard Acquisition Corp. II:

Todd Fogarty

Kekst and Company

212-521-4854

todd-fogarty@kekst.com

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